NL REPORTS FIRST QUARTER OF 2013 RESULTS

DALLAS, TEXAS - May 8, 2013 - NL Industries, Inc. (NYSE:NL) today reported a loss from continuing operations attributable to NL stockholders of $2.1 million, or $.04 per share, in the first quarter of 2013 compared to income  from continuing operations attributable to NL stockholders of $20.5 million, or $.42 per share, in the first quarter of 2012.

Net sales increased 5% in the first quarter of 2013 compared to the same period of 2012 primarily due to an increase in market demand within both of CompX’s security products and marine components businesses.  Income from continuing operations attributable to CompX decreased to $1.4 million in the first quarter of 2013 compared to $1.6 million in the first quarter of 2012, primarily due to higher self-insured medical expenses in 2013, partially offset by the contribution from higher sales.

Kronos’ net sales of $463.6 million in the first quarter of 2013 were $97.7 million, or 17%, lower than in the first quarter of 2012 primarily due to lower average TiO2 selling prices, partially offset by slightly higher sales volumes.  Kronos’ average TiO2 selling prices were 21% lower in the first quarter of 2013 as compared to the first quarter of 2012, and average selling prices at the end of the first quarter of 2013 were 7% lower than at the end of 2012.  Kronos’ TiO2 sales volumes for the first quarter of 2013 increased 1% as compared to the first quarter of 2012 due to increased customer demand in export markets offset in part by slightly lower demand in North American and European markets.  Kronos’ sales volumes in the first quarter of 2013 set a new record for a first quarter.  Fluctuations in currency exchange rates increased Kronos’ net sales by approximately $1 million as compared to the first quarter of 2012.  The table at the end of this press release shows how each of these items impacted Kronos’ overall change in sales.

Kronos’ income (loss) from operations decreased $256.3 million from income of $209.4 million in the first quarter of 2012 to a loss of $46.9 million in the first quarter of 2013 primarily due to the negative effects of lower selling prices, lower production volumes and higher raw materials costs.  Kronos’ cost of sales per metric ton of TiO2 sold in the first quarter of 2013 was significantly higher than TiO2 sold in the first quarter of 2012, as a substantial portion of the TiO2 products Kronos sold in the first quarter of 2012 was produced with lower-cost feedstock ore purchased in 2011, while a substantial portion of the TiO2 products Kronos sold in the first quarter of 2013 was produced with higher-cost feedstock ore purchased in 2012.  Kronos’ TiO2 production volumes were 13% lower in the first quarter of 2013 as compared to the first quarter of 2012.  Fluctuations in currency exchange rates decreased Kronos’ income from operations by approximately $6 million in the first quarter of 2013 compared to the first quarter of 2012.

Kronos recognized an aggregate $6.6 million pre-tax charge (NL’s equity interest was $.9 million, or $.02 per share, net of income taxes) consisting of the write-off of unamortized original issue discount and deferred financing costs related to the voluntary prepayment of $290 million of its term loan.

Insurance recoveries reflect, in part, amounts we received from certain of our former insurance carriers and relate to the recovery of prior lead pigment and asbestos litigation defense costs incurred by us.  Insurance recoveries aggregated $.6 million (or $.01 per share, net of income taxes) in the first quarter of 2013 compared to $1.1 million (or $.02 per share, net of income taxes) for the same period in 2012.

Corporate expenses were lower in the first quarter of 2013 compared to the first quarter of 2012 primarily due to lower environmental remediation and related costs in 2013.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although NL believes that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our businesses (such as Kronos’ TiO2 operations)
•	Customer and producer inventory levels
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry)
•
Changes in raw material and other operating costs (such as energy, ore, zinc and brass costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs

•	Changes in the availability of raw material (such as ore)
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products)

•	Competitive pricing, products and substitute products
•	Customer and competitor strategies
•	Uncertainties associated with the development of new product features
•	Potential consolidation of Kronos’ competitors
•	Potential consolidation of Kronos’ customers
•	The impact of pricing and production decisions
•	Competitive technology positions
•	Potential difficulties in integrating future acquisitions
•	Potential difficulties in upgrading or implementing new manufacturing and accounting software systems
•	The introduction of trade barriers
•	Possible disruption of Kronos’ or CompX’s business, or increases in our cost of doing business resulting from terrorist activities or global conflicts
•	The impact of current or future government regulations (including employee healthcare benefit related regulations
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks)
•	Decisions to sell operating assets other than in the ordinary course of business
•	CompX’s and Kronos’ ability to renew or refinance debt
•	Our ability to maintain sufficient liquidity
•	The timing and amounts of insurance recoveries
•	The extent to which our subsidiaries or affiliates were to become unable to pay us dividends
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters
•	Uncertainties associated with the development of new product features
•	Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria
•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation at sites related to our former operations)

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on present and former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products)

•	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters)
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products and performance marine components), chemicals (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except earnings per share)
(Unaudited)

	Three months ended
	March 31,
	2012	2013
	(Unaudited)

Net sales	$20.4	$21.4
Cost of sales	14.4	15.4

Gross margin	6.0	6.0

Selling, general and administrative expense	4.4	4.6
Other operating income (expense):
Insurance recoveries	1.1	.6
Other income, net	.2	-
Corporate expense	(16.4)	(4.9)

Loss from operations	(13.5)	(2.9)

Equity in earnings (loss) of Kronos Worldwide, Inc.	41.6	(12.5)

General corporate items:
Interest and dividends	.7	.7
Interest expense	(.3)	-

Income (loss) from continuing operations before income taxes	28.5	(14.7)

Income tax expense (benefit)	8.0	(12.7)

Income (loss) from continuing operations	20.5	(2.0)
Income from discontinued operations, net of tax	.7	-

Net income (loss)	21.2	(2.0)

Noncontrolling interest in net income of subsidiary	.2	.1

Net income (loss) attributable to NL stockholders	$21.0	$(2.1)

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)
(In millions, except earnings per share)
(Unaudited)

	Three months ended
	March 31,
	2012	2013
	(Unaudited)

Amounts attributable to NL stockholders:

Income (loss) from continuing operations	$20.5	$(2.1)
Income from discontinued operations	.5	-
Net income (loss) attributable to NL stockholders	$21.0	$(2.1)

Net income (loss) per share:
Continuing operations	$.42	$(.04)
Discontinued operations	.01	-
Net income (loss) per share	$.43	$(.04)

Basic and diluted weighted average shares outstanding	48.7	48.7

NL INDUSTRIES, INC.
COMPONENTS OF LOSS FROM OPERATIONS
(In millions)
 (Unaudited)

	Three months ended
	March 31,
	2012	2013

CompX - component products	$1.6	$1.4
Insurance recoveries	1.1	.6
Other income, net	.2	-
Corporate expense	(16.4)	(4.9)

Loss from operations	$(13.5)	$(2.9)

CHANGE IN KRONOS’ TiO2 SALES
(Unaudited)

	Three months ended
	March 31,
	2013 vs. 2012

Percentage change in sales:
TiO2 product pricing	(21	) %
TiO2 sales volume	1%
TiO2 product mix	3%

Total	(17	) %